Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

™	NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE
ACETO ANNOUNCES FISCAL 2010 THIRD QUARTER RESULTS

Third Quarter Sales Increase Approximately 25% Compared to Fiscal 2009

LAKE SUCCESS, NY – May 7, 2010 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2010 third quarter and nine months ended March 31, 2010.

Net sales for the fiscal 2010 third quarter were $99.3 million, an increase of 24.5% from $79.8 million in the year ago quarter. Gross profit increased 19.6% to $15.9 million in the 2010 fiscal quarter compared to $13.3 million in the 2009 quarter. SG&A expenses decreased 3.8% to $10.1 million in the 2010 fiscal quarter compared to $10.5 million in the year ago comparable quarter. Net income increased 98.5% to $3.8 million, or $0.15 per diluted share, compared to $1.9 million or $0.08 per diluted share in the 2009 quarter.

Net sales for the nine months ended March 31, 2010 were $240.9 million, a 2.8% decrease from $247.9 million for the fiscal 2009 comparable period. Gross profit for the first nine months of fiscal 2010 was $38.4 million, a decrease of 12.5% from $43.9 million in the fiscal 2009 comparable period. Net income was $2.3 million, or $0.09 per diluted share for the first three quarters of fiscal 2010, The fiscal 2010 nine month period has been negatively impacted by three one-time, pre-tax, charges which were reflected in the fiscal 2010 second quarter results and were discussed in that quarter’s results release. Had it not been for these charges, we would have reported net income of $0.22 for the nine month period ending March 31, 2010, as compared to $7.6 million, or $0.30 per diluted share in the fiscal 2009 comparable period.

Commenting on the Company’s third quarter performance, Vincent Miata, CEO & President of Aceto stated, “We are pleased with the results that we have reported this morning. During our second quarter conference call, we had indicated that we had been seeing some encouraging signs that demand in some of our business segments was beginning to show signs of recovery.  The results that we have reported today, with increased sales across all of our business segments, gives us encouragement that an upturn in our business is at hand.  During the quarter, sales in our Health Sciences segment increased 16.4% from the comparable quarter as a result of increased sales across all business components of this segment. In our Specialty Chemicals segment, sales increased 22.6% on the same quarter comparison the result of increased sales in both domestic and international markets. Sales of products used in surface coatings and in the food, beverage and cosmetics industries all showed marked improvement.  Sales in our Crop Protection segment increased 95.9% from the same quarter last year, primarily due to sales of glyphosate which commenced during the third quarter.  With regard to the previously filed glyphosate anti-dumping petition, the Company had been reviewing its options and strategy going forward, however, the United States International Trade Commission announced on April 29th that the petitioner had withdrawn the application.  Aceto continues to believe that this product offers us opportunities now and in the future and is pleased with this outcome.”

“Updating the current status of Aceto’s animal vaccine project, we are still awaiting the USDA’s decision regarding our permit application to import our supplier’s canine vaccine with authorization for its distribution and sale in the United States.  We continue to reiterate that this is a regulatory review and there is no prescribed timetable for the USDA to make their final decision. With regard to our effort to sell finished dosage form generic drugs, we continue to introduce new products from our pipeline and the initiative continues to be a focus.”

Mr. Miata continued, “As we have previously discussed, over the past several months we have restructured the way Aceto manages its operations into more of a vertically integrated, global team matrix built around each of our business segments. This realigned management structure is beginning to take hold and we believe that Aceto is well positioned for future growth.”

DIVIDEND

Aceto also announced that its Board of Directors declared a regular, semi-annual dividend of $0.10 per common share which will be distributed on June 25, 2010 to shareholders of record as of June 14, 2010.

CONFERENCE CALL

Albert Eilender, Vincent Miata and Douglas Roth will conduct a conference call at 10:00 a.m. ET on Friday, May 7, 2010. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 26857580).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, May 7, 2010 until 5:00 p.m. ET on Monday, May 10, 2010.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 26857580for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With business operations in ten countries, Aceto distributes over 1000 chemical compounds used either as principal raw materials in the pharmaceutical, agricultural, surface coating/ink and general chemical consuming industries, or as finished products. Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including providing vaccines for companion animals,  selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, unforeseen environmental liabilities, international military conflicts, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, disruption of supply chain due to trade matters, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, continued successful integration of acquisitions, receipt of regulatory approvals, risks of entering into new European markets, economic and political conditions in the United States and abroad, Aceto’s ability to continue strong cost controls as well as other risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2009 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$99,347	$79,800	$240,866	$247,854
Cost of sales	83,495	66,545	202,418	203,917
Gross profit	15,852	13,255	38,448	43,937
Gross profit %	15.96%	16.61%	15.96%	17.73%

Selling, general and
administrative expenses	10,063	10,458	34,443	33,074
Operating income	5,789	2,797	4,005	10,863

Other income (expense), net of interest expense	578	(268)	366	398

Income before income taxes	6,367	2,529	4,371	11,261
Income tax provision	2,526	594	2,028	3,683
Net income	$3,841	$1,935	$2,343	$7,578

Net income per common share	$0.15	$0.08	$0.09	$0.31

Diluted net income per common share	$0.15	$0.08	$0.09	$0.30

Weighted average shares outstanding:
Basic	25,181	24,569	24,874	24,457
Diluted	25,301	25,052	25,145	24,976

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	March 31, 2010	June 30, 2009
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$38,298	$57,761
Investments	608	541
Trade receivables: less allowances for doubtful
accounts: March 31, 2010 $1,090; and June 30, 2009 $976	61,628	46,996
Other receivables	13,229	9,361
Inventory	69,408	54,402
Prepaid expenses and other current assets	2,036	1,006
Deferred income tax asset, net	1,536	1,579

Total current assets	186,743	171,646

Long-term notes receivable	250	1,000
Property and equipment, net	7,055	4,249
Property held for sale	3,752	3,752
Goodwill	1,819	1,861
Intangible assets, net	13,179	11,518
Deferred income tax asset, net	2,627	2,366
Other assets	10,969	9,072

Total Assets	$226,394	$205,464

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$36,091	$25,126
Accrued expenses	29,711	20,739
Deferred income tax liability	1,072	1,072
Total current liabilities	66,874	46,937

Long-term liabilities	9,825	9,017
Environmental remediation liability	7,451	7,451
Deferred income tax liability	253	491
Total liabilities	84,403	63,896

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
25,341 and 24,771 shares outstanding at
March 31, 2010 and June 30, 2009, respectively)	256	256
Capital in excess of par value	53,902	56,767
Retained earnings	85,264	85,450
Treasury stock, at cost:
(303 and 873 shares at March 31, 2010 and
June 30 2009, respectively)	(2,929)	(8,430)
Accumulated other comprehensive income	5,498	7,525
Total shareholders' equity	141,991	141,568

Total liabilities and shareholders' equity	$226,394	$205,464

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges
(in thousands, except per share amounts)

(unaudited) Nine Months Ended March 31, 2010
Income before income taxes, as reported	$4,371

Adjustments:
Inventory Rationalization	859
Separation of Former CEO	2,587
SG&A Rationalization	1,215

Income before incomes taxes excluding charges	9,032
Provision for income taxes	3,543

Net income, excluding charges	5,489

Diluted net income per common share	$0.22

Diluted weighted average shares outstanding	25,145

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.